Exhibit 4.15
WARRANT CERTIFICATE
     THIS WARRANT CERTIFICATE is issued as of September 18th, 2008 from Trident Exploration Corp. (the “Corporation”) to Kaduna Energy Ltd. (the “Holder”).
For good and valuable consideration, the parties hereto agree as follows:
1.	This Warrant Certificate represents 20,000 share purchase warrants (the “Warrants”). Subject to the conditions set forth herein, each Warrant is exercisable into one fully paid and non-assessable common share in the capital of the Corporation (the “Common Shares”) at the price of C $4.20 per Common Share (the “Subscription Price”).
2.	The Holder is entitled to purchase at any time until 4:00 p.m. (Calgary time) on the earlier of (a) August 6, 2012, and (b) the 90th calendar day following the date on which notice of a Change in Control is given to the Holder (the “Expiry Time”), 20,000 Common Shares by delivering: (i) one or more subscription forms, substantially in the form attached hereto as Schedule “A” (the “Subscription Form”), duly completed and executed; and (ii) a wire transfer, certified cheque or bank draft payable at par to or to the order of the Corporation in the amount of the Subscription Price multiplied by the number of Common Shares subscribed for, to the Corporation at its principal office in Calgary. Subject to applicable securities laws, the Corporation will obtain and cause to be delivered to the person or persons specified in the Subscription Form the certificate or certificates for the Common Shares subscribed for to the respective address or addresses specified therein as soon as practicable and in any event within 5 business days thereafter. Such certificates shall be deemed to have been issued and the Holder shall be deemed for all purposes to have become the holder of record of the Common Shares as of the date of receipt by the Corporation of the duly completed Subscription Form and the Subscription Price therefor.
3.	For the purposes of this Warrant Certificate, a “Change in Control” shall be deemed to have occurred if:
(a)	any Person, or any Persons acting jointly or in concert with the foregoing, as defined in Section 159 of the Securities Act (Alberta), as amended from time to time, becomes after the date hereof the beneficial owner of, directly or indirectly, securities of the Corporation representing 50% or more of either the then outstanding shares of common shares of the Corporation or the combined voting power of the Corporation’s then outstanding securities; or

(b)	the Corporation merges, consolidates or amalgamates with any other entity, other than a merger, consolidation or amalgamation which would result in the voting securities of the Corporation owned by Aurora Energy, LLC, the members of Aurora Energy, LLC, Trident CBM Corp. and NexGen Energy Canada Inc. and their affiliates (as defined in the Securities Act (Alberta)) outstanding immediately prior to such merger, consolidation or amalgamation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any part thereof) greater than 50% of the combined voting power of the voting securities of the Corporation or such surviving entity or any parent thereof outstanding immediately after such merger, consolidation or amalgamation.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in the Corporation, or in an entity which owns the Corporation, or all or substantially all of the assets of the Corporation, or in the Corporation and/or such an entity and/or such assets, immediately following such transaction or series of transactions. In addition, a transfer of all or substantially all of the assets or undertaking of the Corporation shall not itself constitute a Change in Control.
For purposes of this Section 3 of this Warrant Certificate, “Person” shall include any individual, partnership, firm, body corporate, association, trust, unincorporated organization or other entity, except that such term shall not include (i) the Corporation or any of its affiliates (as defined in the Securities Act (Alberta), (ii) Aurora Energy, LLC, the members of Aurora Energy, LLC, NexGen Energy Canada, Inc., Trident CBM Corp. or their affiliates (as defined in the Securities Act (Alberta)), (iii) an underwriter temporarily holding securities pursuant to an offering of securities, (iv) a body corporate or other entity wholly owned by any shareholder of the Corporation; or (v) a body or bodies corporate or other entity or entities owned, directly or indirectly, by all or any of the shareholders of the Corporation in substantially the same proportions as their ownership of shares of the Corporation.
4.	At any time and from time to time, the Holder may exercise the right to purchase fewer Common Shares than are represented by this Warrant Certificate. In such a case, the Holder shall be entitled to receive a new Warrant Certificate representing the Warrants not then exercised.
5.	The Corporation shall be entitled to treat the Holder as the absolute holder and owner of the Warrants represented hereby and as the person exclusively entitled to vote and otherwise to exercise all the rights and powers of an owner of the Warrants represented hereby and the Corporation shall not be required to inquire into the existence of, or see to the performance or observance of, any duty owed to a third person by the Holder. The holding of Warrants under this Warrant Certificate does not make the Holder a shareholder of the Corporation, nor does it entitle the Holder to any right or interest except as is expressly provided in this Warrant Certificate.
6.	The Warrants may not be transferred or assigned, in whole or in part, directly or indirectly.
7.	The Corporation shall have the option on five business days’ written notice to the Holder, to purchase all or any of the Warrants, at a purchase price per Warrant equal to the Current Market Price per Common Share on the date such notice is sent, minus the Subscription Price per Common Share. The completion of such purchase and sale shall occur on the fifth business day following the date of which the Holder is given notice that the Corporation is exercising such option. No Warrant shall be exercised after such notice is given, unless the Corporation fails to complete such purchase and sale.
8.	This Warrant Certificate is subject to the additional provisions contained in Schedule “B” attached hereto and forming part hereof.
9.	The Common Shares underlying the Warrants have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”), or the securities laws of any state, and the Warrants represented by this Warrant Certificate may not be exercised in the United States or by or on behalf of a U.S. Person (as defined in Regulation S under the 1933 Act), unless an exemption from registration under the 1933 Act and any applicable state securities laws is available, and the Holder furnishes an opinion of counsel satisfactory to the Corporation to such effect.
10.	The address for notice of the Holder is as follows:
Kaduna Energy Ltd.
1129 Lansdowne Avenue S.W.
Calgary, Alberta T2S 1A4
Facsimile Number:
11.	Time shall be of the essence hereof. This Warrant Certificate may be executed in counterpart and shall be governed by and construed in accordance with the laws in force in the Province of Alberta and the laws of Canada applicable therein and shall be treated in all respects as an Alberta contract.
          IN WITNESS WHEREOF the parties hereto have executed and delivered this Warrant Certificate on the date first above written.

TRIDENT EXPLORATION CORP.
By:	/s/ Todd A. Dillabough
	Name:	Todd A. Dillabough
	Title:	President & CEO

SCHEDULE “A” TO THE WARRANT CERTIFICATE
SUBSCRIPTION FORM
TO: TRIDENT EXPLORATION CORPORATION (the “Corporation”)
                                              (the “Holder”) hereby subscribes for                       Common Shares pursuant to the provisions of a warrant certificate between the Corporation and the Holder dated August ___, 2003 (the “Warrant Certificate”) at the Subscription Price (as defined therein) on the terms specified in the Warrant Certificate and encloses and tenders herewith a certified cheque or bank draft payable at par to or to the order of the Corporation for the aggregate subscription price of $                    .
     Capitalized terms used in this Subscription Form have the same meanings as in the Warrant Certificate.
     The Holder hereby directs that the Common Shares be registered as follows:

Name(s) in Full	Address(es)	Number of Common Shares

TOTAL:
(Please print the full name in which certificates are to be issued. If space is insufficient, attach a separate signed sheet. If any of the securities are to be issued to a person or persons other than the Holder, the Holder must pay all requisite transfer taxes and provide proof of such payments to the Corporation.)
     The Holder hereby acknowledges that, upon the registration of the securities subscribed for herein, the Warrant Certificate is hereby terminated and that, if the number of Warrants exercised is less than the number of Warrants represented by the Warrant Certificate, the Holder is entitled to a new Warrant Certificate respecting the Warrants not then exercised.
     DATED this ___ day of                     ,                     .

By:
Name:
Title:

SCHEDULE “B” TO THE WARRANT CERTIFICATE
1. Definitions
In this Schedule:
(a)	“Common Shares” means common shares in the capital of the Corporation as such shares were constituted on the date of the Warrant Certificate of which this Schedule forms part, and shares of any other class resulting from the reclassification or change of such Common Shares.

(b)	“Current Market Price” means a price per Common Share equal to the weighted average price at which Common Shares have traded on the Toronto Stock Exchange, or, if the Common Shares are not then listed thereon, on such stock exchange in Canada on which such Common Shares are listed as may be selected for such purpose by the board of directors of the Corporation, during the 20 consecutive trading days immediately prior to the 3rd trading day prior to the date for which such calculation is made. If the Common Shares are not listed on a stock exchange in Canada, the “Current Market Price” shall be as determined by the board of directors of the Corporation acting reasonably.

(c)	“Effective Date” means the date of the Warrant Certificate of which this Schedule forms part.

(d)	“Equity Shares” means the common shares and any shares of any other class or series of a corporation which may from time to time be authorized for issue if by their terms such shares confer on the holders thereof the right to participate in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding-up of the corporation beyond a fixed sum or a fixed sum plus accrued dividends.

(e)	“Subscription Price” shall mean C $4.20 per Common Share (or such other number of securities or property to which such Warrant entitles the Holder in lieu thereof or in addition thereto under the provisions of the Warrant Certificate), subject to adjustments pursuant to Section 2 hereof.
Unless otherwise defined, capitalized terms used herein shall have the meanings ascribed to them in the Warrant Certificate of which this Schedule forms part.
2. Adjustment of Subscription Rights
(a)	Adjustment of Subscription Rights
(i)	If at any time after the Effective Date and prior to the Expiry Time there shall be a reclassification of the Common Shares outstanding at any time or change of the Common Shares into other shares or securities, or any other capital reorganization except as described in Subsection 2(b), or a consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in any reclassification of the outstanding Common Shares or a change of the Common Shares into other shares or securities), or a transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital

Reorganization”), the Holder of any Warrant who thereafter shall exercise its right to purchase Common Shares thereunder shall be entitled to receive, and shall accept for the same aggregate consideration, in lieu of the number of Common Shares to which it was theretofore entitled upon such exercise, the kind and amount of share or other securities or property which such Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon such exercise.

(ii)	If at any time after the Effective Date and prior to the Expiry Time any adjustment in the Exercise Price shall occur as a result of:
(A)	an event referred to in subsection 2(b)(i);

(B)	the fixing by the Corporation of a record date for an event referred to in subsection 2(b)(ii); or

(C)	the fixing by the Corporation of a record date for an event referred to in subsection 2(b)(iii) if such event constitutes the issue or distribution to the holders of all or substantially all of its outstanding Common Shares of: (1) Equity Shares in the capital of the Corporation; or (2) securities exchangeable for or convertible into Equity Shares in the capital of the Corporation at less than the Current Market Price on such record date; or (3) rights, options or warrants to acquire Equity Shares in the capital of the Corporation at an exercise, exchange or conversion price per Equity Share less than the Current Market Price on such record date;
then the number of Common Shares purchasable upon the subsequent exercise of each Warrant shall be simultaneously adjusted by multiplying the number of Common Shares purchasable upon the exercise of such Warrant immediately prior to such adjustment by a fraction which shall be the reciprocal of the fraction employed in the adjustment of the Exercise Price. To the extent that any adjustment in subscription rights occurs pursuant to this subsection 2(a)(ii) as a result of a distribution of exchangeable or convertible securities other than Equity Shares referred to in subsection 2(b), or as a result of the fixing by the Corporation of a record date for the distribution of rights, options or warrants referred to in subsection 2(b), the number of Common Shares purchasable upon exercise of a Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number of Common Shares which would be purchasable based upon the number of Common Shares actually issued and remaining issuable immediately after such expiration, and shall be further readjusted in such manner upon expiration of any further such right. To the extent that any adjustment in subscription rights occurs pursuant to this subsection 2(a)(ii) as a result of the fixing by the Corporation of a record date for the distribution of exchangeable or convertible securities other than Equity Shares or rights, options or warrants referred to in subsection 2(b)(iii), the number of Common Shares purchasable upon exercise of a Warrant shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the number which would be purchasable pursuant to this subsection 2(a) if the fair market value of such securities or such rights, options or warrants had been determined for purposes of the adjustment pursuant to this subsection 2(a)(ii) on the basis of the number of Equity Shares in the capital of the Corporation issued and remaining issuable immediately after such expiration, and shall be further readjusted in such manner upon expiration of any further such right.
(b)	Adjustment of Subscription Price

The Subscription Price in effect at any date shall be subject to adjustment from time to time as follows:
(i)	If at any time after the Effective Date and prior to the Expiry Time, the Corporation shall: (i) subdivide the outstanding Common Shares into a greater number of Common Shares; (ii) consolidate the outstanding Common Shares into a lesser number of Common Shares; or (iii) make any distribution, other than by way of a dividend paid in the ordinary course, to the holders of all or substantially all of the outstanding Common Shares payable in Common Shares (any of such events being called a “Common Share Reorganization”), the Subscription Price shall be adjusted effective immediately after the effective date or record date, as the case may be, on which the holders of Common Shares are determined for the purpose of the Common Share Reorganization by multiplying the Subscription Price in effect immediately prior to such effective date or record date by a fraction, the numerator of which shall be the number of Common Shares outstanding on such effective date or record date before giving effect to such Common Share Reorganization and the denominator of which shall be the number of Common Shares outstanding immediately after giving effect to such Common Share Reorganization.

(ii)	If at any time after the Effective Date and prior to the Expiry Time, the Corporation shall fix a record date for the issue of rights, options or warrants to the holders of all or substantially all the outstanding Common Shares under which such holders are entitled during a period expiring not more than forty-five (45) days after the record date for such issue to subscribe for or purchase Common Shares, or securities convertible into or exchangeable for Common Shares, at a price per Common Share or having a conversion or exchange price per Common Share less than 95% of the Current Market Price per Common Share on such record date, the Subscription Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Subscription Price in effect on such record date by a fraction of which the numerator shall be the total number of Common Shares outstanding on such record date plus a number equal to the number determined by dividing the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, by such Current Market Price per Common Share, and of which the denominator shall be the total number of Common Shares outstanding on such record date plus the total number of additional Common Shares offered for subscription or purchase (or into which the convertible securities so offered are convertible or exchangeable). If by the terms of the rights, options or warrants referred to in this Subsection 2(b)(ii), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, shall be calculated for purposes of the adjustment on the basis of the lowest purchase, conversion or exchange price per Common Share, as the case may be. To the extent that any adjustment in Subscription Price occurs pursuant to this Subsection 2(b)(ii) as a result of the fixing by the Corporation of a record date for the distribution of rights, options or warrants referred to in this Subsection 2(b)(ii), the Subscription Price shall be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Subscription Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and shall be further readjusted in such manner upon expiration of any further such right.

(iii)	If at any time after the Effective Date and prior to the Expiry Time, the Corporation shall fix a record date for the issue or distribution to the holders of all or substantially all the outstanding Common Shares of:
(A)	securities of the Corporation including rights, options or warrants to acquire Equity Shares or securities convertible into or exchangeable for Equity Shares or property or assets and including evidences of its indebtedness; or

(B)	any property or other assets;
and if such issuance or distribution is not by way of a dividend paid in the ordinary course, a Common Share Reorganization or an issuance of rights, options or warrants referred to in Subsection 2(b)(ii) then, in each such case, the Subscription Price shall be adjusted immediately after such record date so that it shall equal the price determined by multiplying the Subscription Price in effect on such record date by a fraction, of which the numerator shall be the product of the number of Common Shares outstanding on such record date and the Current Market Price on such record date, less the aggregate fair market value (as determined by the directors, which determination shall be conclusive), of such securities, property or other assets so issued or distributed, and of which the denominator shall be the product of the number of Common Shares outstanding on such record date and such Current Market Price.

(c)	In any case in which this Section 2 shall require that an adjustment to the Subscription Price shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event issuing to the Holder of any Warrant the additional Common Shares issuable upon such conversion or exchange by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion or exchange before giving effect to such adjustment and provided, however, that the Corporation shall deliver to such Holder an appropriate instrument evidencing such Holder’s rights to receive such additional Common Shares and such cash upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on or after the date of conversion or such later date as such holder would, but for the provisions of this Section 2, have become the holder of record of such additional Common Shares.

(d)	The adjustments provided for in this Section 2 are cumulative and shall be computed to the nearest one-tenth of one cent and will be made successively whenever an event referred to in this Section 2 occurs. Notwithstanding the provisions of this Section 2, no adjustment of the Subscription Price shall be made in any case in which the resulting increase or decrease in the Subscription Price would be less than 1% of the then prevailing Subscription Price, but in such case any adjustment that would otherwise have been required then to be made shall be carried forward and made at the time of and together with the next subsequent adjustment to the Subscription Price which, together with any and all such adjustments so carried forward, shall result in an increase or decrease in the Subscription Price by not less than 1%.
(e)	The adjustments provided for in this Section 2 are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Schedule provided that, notwithstanding any other provision of this Section 2, no adjustment of the number of Common Shares, as then constituted, purchasable shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Common Shares, as then constituted, to which the Holder would be entitled but for the adjustments provided for in this Schedule; provided however, that any adjustments which by reason of this Subsection 2(e) are not required to be made shall be carried forward and made at the time of and together with the next subsequent adjustment to the number of Common Shares, as then constituted, which, together with any and all such adjustments so carried forward, shall result in an increase or decrease in the number of Common Shares, as then constituted, by at least 1%.

(f)	No adjustment in the Exercise Price or in the number of Common Shares purchasable upon exercise of a Warrant shall be made in respect of any event described in this Section 2, other than the events referred to in subsection 2(b)(i), if Holders of Warrants are entitled to participate in such event on the same terms mutatis mutandis as if Holders of Warrants had exercised their Warrants prior to or on the effective date or record date of such event.

(g)	In case the Corporation, after the Effective Date, shall take any action affecting the Common Shares, other than any action described in this Section 2, which in the opinion of the board of directors of the Corporation would materially affect the rights of Holders of Warrants, the Subscription Price or the number of Common Shares purchasable upon exercise of a Warrant shall be adjusted in such manner, if any, and at such time, by action by the directors, in their sole discretion as they may determine to be equitable in the circumstances; provided that any such action by the directors shall be taken only with the prior consent of the stock exchanges, if any, on which the Warrants are then listed. Failure of the directors to make an adjustment in accordance with this subsection 2(g) shall be conclusive evidence that the directors have determined that it is equitable to make no adjustment in the circumstances.

(h)	If the Corporation shall set a record date to determine the holders of the Common Shares for the purpose of entitling them to receive any issue or distribution or for the issuance of any rights, options or warrants and shall, thereafter and before such distribution or issue to such shareholders legally abandon its plan to make such distribution or issue, then no adjustment in the Subscription Price or the number of Common Shares purchasable upon exercise of any Warrant shall be required by reason of the setting of such record date.

(i)	In the absence of a resolution of the directors fixing a record date for any of the events referred to in subsections 2(b)(i), 2(b)(ii) or 2(b)(iii), the Corporation shall be deemed to have fixed as the record date therefor the date on which any of such events is effected.

(j)	All shares of any class or other securities which a Holder of Warrants is at the time in question entitled to receive upon the exercise of its Warrants, whether or not as a result of adjustments made pursuant to this Section 2, shall, for the purposes of the interpretation of this Warrant Certificate, be deemed to be shares which such Holder of Warrants is entitled to acquire pursuant to such Warrant.
3. Questions Respecting Adjustments and Further Actions
     In the event of any question arising with respect to the adjustments provided in this Schedule, such question shall, absent manifest error and subject to the prior consent of the Toronto Stock Exchange (or such other stock exchange on which the Common Shares are listed), be conclusively determined by a firm of chartered accountants appointed by the Corporation (who may be the auditors of the Corporation) with the assistance of legal counsel (who may be legal counsel to the Corporation); such accountants shall have access to all necessary records of the Corporation and such determination shall be binding upon the Corporation and the Holder.
     As a condition precedent to the taking of any action which would require an adjustment in any of the subscription rights pursuant to any of the Warrants, including the number of Common Shares which are to be received upon the exercise thereof, the Corporation shall take any action which may, in the opinion of counsel, be necessary in order that the Corporation may validly and legally issue as fully paid and non-assessable all the Common Shares which the Holders of such Warrants are entitled to receive on the full exercise thereof in accordance with the provisions hereof.
4. Notice of Adjustment
     Promptly after the occurrence of any event which requires an adjustment in the number of Common Shares to which a Holder is entitled and which are to be received upon the exercise of the Warrants pursuant to the Warrant Certificate and pursuant to this Schedule, the Corporation shall forthwith deliver to the Holder a certificate of the Corporation specifying the particulars of such event and the required adjustment and the computation of such adjustment and give notice to the Holder of the particulars of such event and the required adjustment in the manner provided in Section 2 hereof.
5. Delay of Delivery in Certain Cases
     The Corporation shall not be required to deliver certificates for Common Shares during the period when the stock transfer books of the Corporation are closed due to an impending meeting of shareholders or a proposed payment of dividends or for any other purpose and, in the event of a delivery of a Subscription Form for the purchase of Common Shares during such period, the delivery of certificates may be postponed for a period not exceeding 10 days after the date of the reopening of the stock transfer books.
6. Ability to Issue Common Shares
     The directors may, from time to time, authorize the issuance of Common Shares and except as expressly stated in Section 2 such issuance will not result in an adjustment to the Subscription Price. The proceeds from the issuance of Common Shares may be used to finance operations of the Corporation and its subsidiaries, to retire indebtedness of the Corporation, to finance future acquisitions, or for any other corporate purposes.
7. General Representations and Covenants of the Corporation
(a)	The Corporation is duly authorized to enter into and perform its obligations under the Warrant Certificate.

(b)	The Corporation will cause the Common Shares from time to time subscribed for pursuant to the exercise of the Warrants and the certificates or other document representing such Common Shares, as applicable, to be duly issued. At all times until the Expiry Time while any of the Warrants are outstanding, the Corporation shall reserve and there shall remain unissued out of its authorized capital a number of Common Shares sufficient to satisfy the exercise of all Warrants then outstanding. All Common Shares issued upon the exercise of the Warrants, in accordance with the terms thereof, shall be fully paid but assessable.

(c)	The Corporation will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all other acts, deeds and assurances in law as may be reasonably required to give effect to this Warrant Certificate.

(d)	The Corporation shall concurrently mail or deliver to the Holder all materials and notices which are mailed or delivered generally to the holders of Common Shares.
8. Notice
(a)	Any notice to the Corporation under the provisions hereof shall be valid and effective if delivered by hand or private courier to the Corporation at Suite 1300, 401 — 9th Avenue S.W. Calgary, Alberta, T2P 3C5, Attention: President, and any notice so delivered shall be deemed to be validly given when delivered. The Corporation may from time to time notify the Holder of a change in address which thereafter, until changed by like notice, shall be the address of the Corporation for all purposes of this Warrant Certificate.

(b)	Unless herein otherwise expressly provided, any notice to be given hereunder to a Holder shall be deemed to be validly given if delivered by hand, private courier or facsimile, to the Holder at the address or facsimile number as provided on page 3 of the Warrant Certificate and shall be deemed to be validly given when delivered. In determining under any provision hereof the date when notice of any meeting or other event must be given, the date of giving notice shall be excluded and the date of the meeting or other event shall be included. Accidental error or omission in giving notice to any Holder shall not invalidate any action or proceeding founded thereon.
9. Right of First Refusal
(a)	If the Holder (the “Offeror”) shall desire or be obliged by law or otherwise to transfer into the name of some other person or persons (the “Proposed Transferee”) or to sell, assign, or dispose of any Common Shares it has acquired pursuant to the exercise of any Warrant (the “Subject Shares”) to any Proposed Transferee, or shall desire or be obliged by law or otherwise effect a change of control in the Holder, the Corporation, its successors and assigns (the “Offeree”) shall have the prior right to purchase the Subject

Shares to be transferred, or the Subject Shares held by the Holder in relation to which a change of control may occur (as applicable), on the terms and in accordance with the procedure contained in Section 9(b) and such Optionee shall deliver to the Offeree the written notice contemplated by Section 9(b).
(b)	The procedure on proposed transfers, sales, assignments and disposals and changes of control in the Holder is as follows:
(i)	An Offeror shall deliver a written notice of such transfer, sale, assignment or disposal or change of control in the Holder (in this paragraph 9(b)(i), an “offer”) to the Offeree (the “Selling Notice”) which shall set out:
(A)	the name of the Proposed Transferee;

(B)	the price per Share offered in such offer and the terms of payment;

(C)	any other material terms of such offer;

(D)	the notice address of the Offeror; and

(E)	the notice shall specifically refer to this Section of this Schedule “B” to the Warrant Certificate and state that the notice is given pursuant to this Section;
provided that if the event giving rise to the obligation to deliver a notice under this Section 9(b) is a desire or obligation to effect a change of control in the Holder, the name of the Proposed Transferee shall be the proposed transferees of any legal or beneficial ownership in the Holder, the price per share shall be the Current Market Price as determined by the directors of the Corporation, the terms of sale shall be as set forth in Section 9(c), and the material terms of the offer shall describe the material terms of the proposed change of control in the Holder.

(ii)	The written notice described in Section 9(b)(i) shall be deemed to be an offer to sell the Subject Shares of the Offeror to the Offeree at the same price and on the same other terms as contained in the offer of the Proposed Transferee or, in the case of a change of control in the Holder, an offer to sell the Subject Shares to the Offeror at the Current Market Price as determined by the directors of the Corporation and on the terms set out in this Section 9. This offer to sell to the Offeree shall be open for acceptance by the Offeree for forty-five (45) days after actual receipt by the Offeree of such notice.

(iii)	If the Offeree does not accept the offer made by delivery of the notice pursuant to Section 9(b)(i) within the forty-five (45) day period stipulated therein, the Offeror shall be free for a period of forty-five (45) days after the end of such forty-five (45) day period to sell the Subject Shares to the Proposed Transferee at the price and on the terms set out in the notice given pursuant to Section 9(b)(i) or to effect the change of control of the Holder described in the notice given pursuant to Section 9(b)(i).

(iv)	The Subject Shares shall not be sold for other than cash consideration and no Shareholder shall deliver a notice pursuant to Section 9(b)(i) in respect of an offer made to purchase its Subject Shares which is other than upon terms of the present payment (and not payment over time) of cash consideration therefor.

(v)	Any purchase and sale of Subject Shares pursuant to this Section shall be completed in accordance with the provisions of Section 9 at 2:00 p.m. on the first Business Day which is at least thirty (30) days and no later than ninety (90) days after acceptance of the offer to sell created by the delivery of the notice pursuant to Section 9(b)(i) (the “Closing Date”) at which time the Shareholder selling its Subject Shares pursuant to this Section (the “Seller”) shall execute and deliver to the person purchasing such Subject Shares (the “Buyer”) all such instruments, conveyances, assignments and releases as the Buyer may reasonably require. The place of closing shall be the head office of the Corporation.

(vi)	The Buyer will pay to the Seller the purchase price for the Subject Shares of the Seller being purchased and sold under this Section on the Closing Date.
(c)	Any sale of Subject Shares to be sold by a Seller to a Buyer pursuant of the provisions of Section 9 shall be subject to the following provisions:
(i)	The Seller shall deliver to the Buyer on the Closing Date:
(A)	the certificate(s) representing the Subject Shares endorsed in blank for transfer;

(B)	a warranty duly executed by the Seller to the Buyer to the effect that:
I.	there are no contractual or other restrictions to the transfer and assignment of the Subject Shares being sold (other than the restrictions set out in the Memorandum and Articles of the Corporation and this Warrant Certificate); and

II.	the Seller is the sole beneficial owner of the Subject Shares being sold with full right, title and authority to sell, transfer and assign the said Common Shares to the Buyer and that such Subject Shares are free and clear of all liens, charges, pledges, claims, demands, security interests, adverse claims and encumbrances of every nature and kind whatsoever.
(ii)	The Buyer shall deliver to the Seller on the Closing Date, payment by the Borrower, in cash, of the purchase price of the Subject Shares.

(iii)	In the event the Seller is not present at the designated place of closing at the designated time on the Closing Date, or is present but fails for any reason whatsoever to produce and deliver to the Buyer certificate(s) for the Seller’s Subject Shares duly endorsed in blank as provided under this Section 9 and any and all other instruments or writings required to be so produced and delivered by the Seller (collectively the “Offered Securities”), then the stipulated purchase price and the other payments, instruments or writings to be delivered by the

Buyer may be deposited by the Buyer with the Corporation’s solicitors in the name of the Seller or its legal representative. Such deposit shall constitute valid and effective payment of such designated purchase price for the Offered Securities to the Seller even though the Seller has voluntarily encumbered or disposed of any of the Common Shares and notwithstanding the fact that a certificate or certificates for any of the Offered Securities have been delivered to any pledge, transferee or other Person; and if the designated purchase price for the Offered Securities is deposited pursuant to this clause with the Corporation’s solicitors in the name of the Seller or his legal representative, then and after the date of such deposit and even though the certificate evidencing the Offered Securities has not been delivered to the Buyer, the purchase and sale of the Offered Securities shall be deemed to have been duly completed and all right, title, benefit and interest, both at law and in equity, to the Offered Securities shall be conclusively deemed to have been conveyed, transferred and assigned to and become vested in the Buyer and all right, title, benefit and interest, both at law and in equity, of the Seller or any transferee, assignee or other person having any interest, legal or equitable therein or thereto whether as a shareholder or creditor or otherwise, shall terminate, provided however, that the Seller shall be entitled to receive the said designated purchase price (without interest) together with the other payments (without interest), instruments or writings so deposited. The Seller hereby irrevocably constitutes and appoints the Buyer as his or its true and lawful attorney-in-fact and agent for, in the name of and on behalf of the Seller to execute and deliver in the name of the Seller all such assignments, conveyances, transfers, deeds and instruments as may be necessary to effectively convey, transfer and assign the Offered Securities or any part thereof to the Buyer or his or its nominee or nominees or his or its successors and assignees on the books of the Corporation or to take all other requisite steps or proceedings to effect the purchase of the Offered Securities by the Buyer; and such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency, bankruptcy, death or incapacity of the Seller and the Seller hereby ratifies and confirms and agrees to ratify and confirm all that the Buyer may lawfully do or cause to be done by virtue of the provisions hereof. The Seller hereby irrevocably consents to the transfer of the Subject Shares or any part thereof made pursuant to the provisions of this Section and shall be entitled to receive the designated purchase price deposited with the Corporation’s solicitors upon delivery to the Buyer of certificate(s) evidencing the Offered Securities so purchased duly endorsed in blank for transfer as aforesaid and all payments, instruments, deeds or writings which are required to be submitted by the Seller under this Section 9.
(d)	All rights and benefits of the Corporation arising under this Section 9 including the right to purchase any Subject Shares from any particular Offeror with respect to any particular offer to sell, may be assigned by the Corporation in whole or in part to any shareholder or shareholders of the Corporation without the consent of the Optionee, provided the Corporation shall give notice of such assignment to the Optionee including a notice address of the assignee.